Result of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Zenix Income Fund Inc.
 was held on
July 27, 2004,
for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:
1. Election of Directors
Nominees
Common
Shares Voted
For Election
Common
Shares
Withheld
Preferred
Shares
For Election
Preferred
Shares
Withheld
Allan J. Bloostein 16,753,858.300 322,157.263 N/A N/A
Dwight B. Crane 16,773,726.300 302,289.263 N/A N/A
Paolo M. Cucchi 16,728,902.084 347,113.479 1,400 0
Robert A. Frankel N/A N/A 1,400 0
R. Jay Gerken 16,773,231.374 302,784.189 1,400 0
Paul Hardin 16,764,626.300 311,389.263 1,400 0
William R. Hutchinson N/A N/A 1,400 0
George M. Pavia 16,709,070.084 366,945.479 1,400 0
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